Exhibit 99.1

Jennifer Love Relinquishes Medbox Board Post

To Accept New Full-Time Executive Position at Another Company

- Medbox Initiates Search for Successor -

(Los Angeles, CA, September 29, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced that Jennifer Love is relinquishing her post as a member of the company’s Board of Directors because of time constraints and new professional obligations as a result of her relocation.

Medbox said it has initiated a search for a successor to serve on its board.

“We wish Jennifer all the best in her new endeavor and extend appreciation for her many contributions to Medbox during the company’s successful transformation,” said Ambassador Ned L. Siegel, Medbox Chairman of the Board.

“My time on the board has been an incredible experience,” said Love. “I am gratified that today’s Medbox is in great hands and on a positive trajectory.”

Current directors of Medbox include Ambassador Siegel, who has been appointed interim Chairman of the Audit Committee, and J. Mitchell Lowe, co-founder of Netflix and former Redbox President.

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, filling the the vacancy on the company’s board, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com